EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Gerdau S.A.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-179182 and No. 333-171217) of Gerdau S.A of our report dated April 2, 2018, with respect to the consolidated balance sheet of Gerdau S.A as of December 31, 2017 and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Gerdau S.A.

/s/ KPMG Auditores Independentes

Porto Alegre, Brazil

April 2, 2018